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Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
NOVELL, INC.

        Novell, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        1.     The name of the corporation is Novell, Inc. The date of filing of its original Certificate of Incorporate with the secretary of State was January 25, 1983.

        2.     This Certificate of Amendment to the Certificate of Incorporation further amends the Certificate of Incorporation of this Corporation to change Article Fourth to read in its entirety as follows:

        FOURTH:    The corporation shall be authorized to issue Six Hundred Million (600,000,000) shares of Common Stock, par value $.10 per share. The optional or other special rights and the qualifications, limitations or restrictions thereof with respect to the Preferred Stock or any series thereof shall be fixed by resolution of the Board of directors of the corporation.

        3.     The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated to read in its entirety as set forth in Exhibit A hereto.

        4.     This Restated Certificate of Incorporation was duly adopted by written consent of the stockholders in accordance with Sections 222, 242, and 245 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, said Novell, Inc. has caused this Certificate to be signed by Robert J. Frankenberg, its Chief Executive Officer and President and David R. Bradford, its Secretary this 20th day of October, 1995.

NOVELL, INC.
/s/ ROBERT J. FRANKENBERG Robert J. Frankenberg Chief Executive Officer and President
ATTEST:
/s/ DAVID R. BRADFORD David R. Bradford, Corporate Secretary

Exhibit A

RESTATED CERTIFICATE OF INCORPORATION
OF
NOVELL, INC.

        FIRST:    The name of the corporation is Novell, Inc.

        SECOND:    The registered office of the corporation is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at the address is The Corporation Trust Company.

        THIRD:    The purpose of the corporation is to engage in any lawful act of activity for which a corporation may be organized under the General Corporation Law of Delaware.

        FOURTH:    The corporation shall be authorized to issue Six Hundred Million (600,000,000) shares of Common Stock, par value $.10 per share. The optional or other special rights and the qualifications, limitations or restrictions thereof with respect to the Preferred Stock or any series thereof shall be fixed by resolution of the Board of directors of the corporation.

        FIFTH:    Elections of directors need not be by written ballot.

        SIXTH:    The Board of Directors shall have the power, in addition to the shareholders, to make, alter, or repeal the bylaws of the corporation.

        SEVENTH:    Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or shareholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provision of Section 291 of Title 8 of the Delaware Code order a meeting of creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourth in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of this corporation, as the case may be, and also on this corporation.

        EIGHTH:    No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages (including, without limitation, any judgement, amount paid in settlement, fine, penalty, punitive damages, or expense of any nature including attorneys' fees) for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

        NINTH:    The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders are granted subject to this reservation.

CERTIFICATE OF CORRECTION OF
RESTATED CERTIFICATE OF INCORPORATION
OF NOVELL, INC.

        Novell, Inc., a Delaware corporation, pursuant to Section 103(f) of the General Corporation Law of the State of Delaware, hereby certifies the following:

        1.     The name of the Corporation is Novell, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was January 25, 1983.

        2.     The Restated Certificate of Incorporation of Novell, Inc. which was filed with the Secretary of State of the State of Delaware on October 31, 1995, is an inaccurate record of the corporate action therein referred to.

        3.     Said Restated Certificate of Incorporation is incorrect in that it inadvertently omitted (1) a statement from the second, third and fourth lines of Article FOURTH regarding the authorized Preferred Stock of Novell, Inc. and (2) a statement from the sixth and seventh lines of Article SEVENTH regarding the application of trustees in dissolution under the provision of Section 279 of Title 8 of the Delaware Code.

        4.     Article FOURTH of the Restated Certificate of Incorporation in correct form is as follows:

        FOURTH:    The Corporation shall be authorized to issue Six Hundred Million, Five Hundred Thousand (600,500,000) shares, of which Six Hundred Million (600,000,000) shares shall be Common Stock, par value $.10 per share, and Five Hundred Thousand (500,000) shares shall be Preferred Stock, par value $.10 per share. The optional or other special rights and the qualifications, limitations or restrictions thereof with respect to the Preferred Stock or any series thereof shall be fixed by resolution of the Board of Directors of the corporation.

        5.     Article SEVENTH of the Restated Certificate of Incorporation in correct form is as follows:

        SEVENTH:    Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and it stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provision of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourth in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

        6.     The text of the Restated Certificate of Incorporation as corrected heretofore is hereby restated to read in its entirety as set forth in Exhibit A attached hereto.

        IN WITNESS WHEREOF, Novell, Inc. has caused this Certificate to be signed by Dr. Eric E. Schmidt, its Chief Executive Officer, and attested by David R. Bradford, its Secretary, this the Eleventh day of April, 1997.

NOVELL, INC.
/s/ ERIC E. SCHMIDT Dr. Eric E. Schmidt Chief Executive Officer
ATTEST:
/s/ DAVID R. BRADFORD David R. Bradford, Corporate Secretary

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Exhibit A

RESTATED
CERTIFICATE OF INCORPORATION
OF NOVELL, INC.

        FIRST:    The name of the Corporation is Novell, Inc.

        SECOND:    The registered office of the Corporation is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of the registered agent at the address is The Corporation Trust Company.

        THIRD:    The purpose of the Corporation is to engage in any lawful act of activity for which a corporation may be organized under the General Corporation Law of Delaware.

        FOURTH:    The Corporation shall be authorized to issue Six Hundred Million, Five Hundred Thousand (600,500,000) shares, of which Six Hundred Million (600,000,000) shares shall be Common Stock, par value $.10 per share, and Five Hundred Thousand (500,000) shares shall be Preferred Stock, par value $.10 per share. The optional or other special rights and the qualifications, limitations or restrictions thereof with respect to the Preferred Stock or any series thereof shall be fixed by resolution of the Board of Directors of the corporation.

        FIFTH:    Elections of directors need not be by written ballot.

        SIXTH:    The Board of Directors shall have the power, in addition to the stockholders, to make, alter, or repeal the By-Laws of the corporation.

        SEVENTH:    Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and it stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provision of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provision of Section 279 of Title 8 of the Delaware Code order a meeting of creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourth in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

        EIGHTH:    No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages (including, without limitation, any judgement, amount paid in settlement, fine, penalty, punitive damages, or expense of any nature including attorneys' fees) for breach of fiduciary duty as director, except for liability: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

        NINTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES
AND PRIVILEGES OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF NOVELL, INC.
Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

        We, Joseph A. Marengi and David R. Bradford, the President and the Secretary, respectively, of Novell, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY THAT:

        2.     On December 7, 1988, Board of Directors authorized the designation of 500,000 Shares of Series A Junior Participating Preferred Stock.

        3.     No shares of such Preferred Stock are issued or outstanding.

        4.     The Board of Directors desires to alter such rights, preferences and privileges by resolution as permitted by Section 151(g) of the General Corporation Law of the State of Delaware.

        5.     Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors on November 21, 1996 adopted the following resolution amending and restating the rights, preferences and privileges of the Series A Junior Participating Preferred Stock as follows:

        "RESOLVED, that pursuant to the authority vested in the Board of Directors of the corporation by the Certificate of Incorporation and by the General Corporation Law of the State of Delaware, the Board of Directors does hereby provide for the issue of a series of Preferred Stock of the Corporation, to be designated "Series A Junior Participating Preferred Stock," par value $0.01 per share, initially consisting of 500,000 shares, and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series A Junior Participating Preferred Stock are not stated and expressed in the Certificate of Incorporation, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Certificate of Incorporation shall be deemed to have the meanings provided therein):

        Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock," par value $0.01 per share, and the number of shares constituting such series shall be 500,000.

        Section 2. Dividends and Distributions.

          (A)  Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of September, December, March and June in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating

  Preferred Stock. In the event the Corporation shall at any time after November 21, 1996 (the "Rights Dividend Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B)  The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

          (C)  Dividends shall begin to accrue on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

        Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

          (A)  Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B)  Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (C)  Except as required by law, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

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        Section 4. Certain Restrictions.

          (A)  The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Junior Participating Preferred Stock as required by Section 2 hereof.

          (B)  Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

            (i)    declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

            (ii)   declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

            (iii)  redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock;

            (iv)  purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (C)  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

        Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

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        Section 6. Liquidation, Dissolution or Winding Up.

          (A)  Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $1,000 per share, provided that in the event the Corporation does not have sufficient assets, after payment of its liabilities and distribution to holders of Preferred Stock ranking prior to the Series A Junior Participating Preferred Stock, available to permit payment in full of the $1,000 per share amount, the amount required to be paid under this Section 6(a)(1) shall, subject to Section 6(b) hereof, equal the value of the amount of available assets divided by the number of outstanding shares of Series A Junior Participating Preferred Stock or (2) subject to the provisions for adjustment hereinafter set forth, 1,000 times the aggregate per share amount to be distributed to the holders of Common Stock (the greater of (1) or (2), the "Series A Junior Liquidation Preference"). In the event the Corporation shall at any time after the Rights Divided Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (2) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock that were outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B)  In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Junior Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

        Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        Section 8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

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        Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

        Section 10. Amendment. The Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

        Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

        RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of this corporation be, and they hereby are, authorized and directed to prepare and file (or cause to be prepared and filed) a Certificate of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Delaware law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution."

        IN WITNESS WHEREOF, we have executed and subscribed to this Certificate and do hereby affirm the foregoing as true under the penalties of perjury this November 21, 1996.

/s/ JOSEPH A. MARENGI Joseph A. Marengi, President
/s/ DAVID R. BRADFORD David R. Bradford, Secretary

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CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES
AND PRIVILEGES OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
NOVELL, INC.

        Pursuant to Section 151 of the General Corporation Law of the State of Delaware Novell, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

        1.     The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on January 25, 1983 and subsequently restated by the Restated Certificate of Incorporation on October 31, 1995. A Certificate of Designation of Rights, Preferences and Privileges of Series A Junior Participating Preferred Stock was filed in the office of the Secretary of State on February 21, 1997 (the "Certificate of Designation").

        2.     Section 1 of the Certificate of Designation is hereby amended to read in its entirety as follows:

        "Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock," par value $0.01 per share, and the number of shares constituting such series shall be 499,000."

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Designation of Rights, Preferences and Privileges of Series A Junior Participating Preferred Stock to be executed by its duly authorized officer as of the 24th day of March, 2004.

NOVELL, INC.
By:	/s/ JACK L. MESSMAN Jack L. Messman President and Chief Executive Officer

CERTIFICATE OF DESIGNATION
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
NOVELL, INC.

        Novell, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Restated Certificate of Incorporation of the Corporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors duly approved and adopted the following resolutions by unanimous written consent on March 19, 2004 in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, which resolutions remain in full force and effect on the date hereof:

        "RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and by the General Corporation Law of the State of Delaware (the "DGCL"), the issuance of a series of preferred stock of the Corporation is hereby authorized, and the designation, powers, privileges, preferences and rights, and the qualifications, limitations and restrictions thereof, in addition to those set forth in the Certificate of Incorporation, are hereby fixed as follows:

        Certain terms used herein are defined in Section 18 hereof.

        SECTION 1. Designation and Amount. The shares of such series shall be designated as "Series B Convertible Preferred Stock" ("Series B Preferred Stock") and shall have a par value of $0.10 per share. Each share of Series B Preferred Stock shall be identical in all respects to every other share of Series B Preferred Stock.

        SECTION 2. Number of Shares. The number of shares of Series B Preferred Stock shall be 1,000 initially authorized and, subject to the limitations set forth herein, such number of additional shares as are authorized from time to time by resolution of the Board of Directors. The issue price of the shares of Series B Preferred Stock shall be $50,000 per share. Shares of Series B Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be canceled and, upon the filing of any applicable document with the Delaware Secretary of State, shall revert to authorized but unissued shares of preferred stock.

        SECTION 3. Registered Form; Registrar. Certificates for shares of Series B Preferred Stock shall be issuable only in registered form. The Corporation shall serve as initial registrar and transfer agent (the "Registrar") for the Series B Preferred Stock.

        SECTION 4. Dividends.

          (a)   The Corporation shall pay, and the holders of shares of Series B Preferred Stock shall be entitled to receive, in preference to dividends on any Junior Shares (as defined in Section 8(a)) and out of funds legally available for the payment of dividends, dividends in respect of the shares of Series B Preferred Stock accruing from the date of initial issuance of any such shares of Series B Preferred Stock (the date of any such issuance, the "Initial Issuance Date") at a rate of 2% of the Liquidation Preference (as defined in Section 6(a)) of such shares per annum, payable quarterly on the last day of January, April, July and October in each year (provided that if such date is not a Trading Day then the date of such payment shall be the next Trading Day) (each such date being a "Quarterly Payment Date"), for so long as the shares of Series B Preferred Stock are outstanding and commencing on the first Quarterly Payment Date after the Initial Issuance Date. Dividends shall accrue as provided herein whether or not such dividends have been declared, and whether or not there are funds legally available for the payment of dividends. The Corporation shall take all actions required or permitted under the Certificate of Incorporation and the DGCL to permit the payment of dividends on the outstanding shares of Series B Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL to make or keep funds legally available for the payment of dividends. Accrued dividends that are not paid in full in cash on any Quarterly Payment Date, whether or not declared and whether or not there are sufficient funds legally available for the payment thereof (any such unpaid dividends, "Accumulated Dividends"), shall be added cumulatively to the Liquidation Preference of the shares of Series B Preferred Stock on the applicable Quarterly Payment Date and shall thereafter remain a part thereof until such Accumulated Dividends (together with dividends thereon) have been paid in cash. Dividends will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and will accrue on a daily basis from the Initial Issuance Date.

          (b)   The Board of Directors may fix a record date for determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend payable pursuant to this Section 4 (a "Dividend Record Date"), which Dividend Record Date shall be not more than 30 days prior to the Quarterly Payment Date. Holders of record of shares of Series B Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive such dividend with respect to such shares of Series B Preferred Stock on the corresponding Quarterly Payment Date, notwithstanding the conversion of such shares after the close of business on such Dividend Record Date and prior to such Quarterly Payment Date. Holders of record of shares of Series B Preferred Stock called for redemption on a Redemption Date (as defined in Section 7(d)) falling between the close of business on a Dividend Record Date and the close of business on the corresponding Quarterly Payment Date will be entitled to receive such dividend with respect to such shares of Series B Preferred Stock notwithstanding the redemption of such shares after such Dividend Record Date and prior to such Quarterly Payment Date.

          (c)   In the event that the Corporation shall at any time declare, order, pay or make a dividend or other distribution (whether in cash, securities, evidences of indebtedness, rights to purchase securities or other property) on its Common Stock (other than any dividend or distribution exclusively in shares of Common Stock or rights or warrants to purchase shares of Common Stock), the holders of shares of Series B Preferred Stock shall receive from the Corporation, in addition to any dividend payable under Section 4(a), with respect to each share of Series B Preferred Stock held, a dividend or distribution equal to the aggregate amount (such amount, in the case of securities, rights to purchase securities or other property, to be the fair market value thereof (as determined in good faith by the Board of Directors, whose determination shall, in the case of securities being distributed for which prior thereto there is an actual or when issued trading market, be no less than the value determined by reference to the average of the closing prices in such market over the period specified in Section 9(i)) of the dividend or distribution that would have been received by a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible pursuant to the provisions of Section 6 hereof on the record date for such dividend or distribution with respect to shares of Common Stock. Any such dividend or distribution shall be declared, ordered, paid or made on the Series B Preferred Stock at the same time the dividend or distribution is declared, ordered, paid or made on the Common Stock.

          (d)   Unless all accrued but unpaid dividends and all Accumulated Dividends (and accrued but unpaid dividends thereon) on all outstanding shares of Series B Preferred Stock shall have been paid in full in cash,

            (i)    no dividend (other than (A) with respect to Junior Shares, a dividend payable solely in Junior Shares or (B) with respect to Parity Shares (as defined in Section 8(a)), a dividend payable solely in Junior Shares or Parity Shares) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any Junior Shares or Parity Shares, respectively;

            (ii)   no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any Junior Shares or Parity Shares;

            (iii)  no Junior Shares or Parity Shares or any warrants, rights, calls or options (other than any cashless exercises of options or buybacks of options or restricted stock from employees, consultants, officers or directors) exercisable for or convertible into any Parity Share or Junior Share shall be purchased, redeemed or otherwise acquired (other than in exchange for or on conversion of other Junior Shares or Parity Shares, respectively) by the Corporation or any of its subsidiaries; and

            (iv)  no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition of any Junior Shares or Parity Shares or any warrants, rights, calls or options exercisable for or convertible into any Parity Shares or Junior Shares by the Corporation or any of its subsidiaries (other than any cashless exercises of options or buybacks of options or restricted stock from employees, consultants, officers or directors).

        SECTION 5. Voting Rights.

          (a)   The holders of shares of Series B Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 5 or as otherwise provided by applicable law.

          (b)   Each share of Series B Preferred Stock issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which it is convertible on the record date with respect to any stockholder vote (assuming cash is paid in respect of fractional shares as contemplated by Section 6(b)). Except as required by applicable law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class upon all matters submitted to stockholders for a vote. The holders of shares of Series B Preferred Stock shall be entitled to notice of any stockholder meeting in accordance with the By-laws of the Corporation.

          (c)   In addition to the voting rights provided in Section 5(b), the vote or the written consent of the holders of shares of Series B Preferred Stock representing at least two-thirds of the voting power of all shares of Series B Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, shall be necessary to (i) authorize or issue additional shares of Series B Preferred Stock; (ii) amend the Certificate of Incorporation or By-laws of the Corporation in any manner that would adversely affect the rights, preferences (including, without limitation, liquidation and dividend preferences, conversion price, dividend rate and change of control provisions), privileges or voting rights of the holders of shares of Series B Preferred Stock; (iii) create any new class of shares of capital stock of the Corporation having preference over or being on parity with the shares of Series B Preferred Stock, provided that the Corporation may create Parity Shares to be issued to strategic partners for aggregate consideration of up to, and with an aggregate Liquidation Preference of no more than, $100,000,000; or (iv) permit the Corporation to enter into, or permit any of its subsidiaries to enter into, any agreement that would impose restrictions or limitations on the Corporation's ability to honor the exercise of any rights of the holders of shares of Series B Preferred Stock.

          (d)   The voting rights set forth in Sections 5(b) and 5(c) shall be in addition to any voting rights conferred upon holders of shares of Series B Preferred Stock under applicable law.

        SECTION 6. Conversion. The holders of shares of Series B Preferred Stock shall have the right to convert all or a portion of such shares into fully paid and nonassessable shares of Common Stock as follows:

          (a)   Subject to and upon compliance with the provisions of this Certificate of Designation, a holder of shares of Series B Preferred Stock shall have the right to convert, without the payment of any additional consideration by the holder and at the option of the holder, at any time, each share of Series B Preferred Stock into the number of fully paid and nonassessable shares of

  Common Stock obtained by dividing (i) the then-effective Liquidation Preference thereof plus accrued but unpaid dividends thereon to the date of conversion (other than any such dividends which have been declared on a Dividend Record Date prior to the date of conversion in accordance with Section 4(b)) by (ii) the Conversion Price. The "Liquidation Preference" shall initially equal $50,000 per share of Series B Preferred Stock, and shall be subject to adjustment to reflect Accumulated Dividends in accordance with Section 4 hereof. The "Conversion Price" shall initially equal $6.25, and shall be subject to adjustment in accordance with Section 9 hereof. If the shares of Series B Preferred Stock are called for redemption, the conversion rights shall expire at the close of business on the Trading Day immediately preceding the Redemption Date, unless the Corporation defaults in making the payment due upon redemption.

          (b)   No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional share to which any holder would otherwise be entitled upon conversion of any shares of Series B Preferred Stock owned by such holder, the Corporation shall (i) pay cash in respect of such fractional share in an amount equal to the same fraction of the Closing Price of the Common Stock on the day of conversion or (ii) round up to the nearest whole share of Common Stock.

          (c)   Before any holder of shares of Series B Preferred Stock shall be entitled to convert such shares into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by such holder's attorney duly authorized in writing, at the office of the Corporation or of any transfer agent for the Common Stock. If such holder wishes the certificate or certificates for shares of Common Stock to be issued upon conversion to be registered in a name other than the name of such holder, such holder shall specify the name of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of shares of Series B Preferred Stock, or to such holder's nominee or nominees, (i) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash, if any, in lieu of fractional shares and (ii) if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates for the number of shares of Series B Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares of Series B Preferred Stock converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. From and after such date, all rights of the holder with respect to the Series B Preferred Stock so converted shall terminate, except the right of such holder, upon the surrender of the certificate or certificates therefor, to receive certificates for the number of shares of Common Stock issuable upon conversion thereof, cash, if any, for fractional shares and payment of dividends thereon which have been declared on a Dividend Record Date prior to the date of conversion in accordance with Section 4(b).

          (d)   The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the shares of Series B Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the DGCL, use its best efforts to obtain stockholder approval to increase the authorized number of shares of Common

  Stock if at any time the number of shares of authorized but unissued Common Stock shall be insufficient to permit the conversion in full of the Series B Preferred Stock.

          (e)   The Corporation will pay any and all issue or other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of the Series B Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of Common Stock in a name other than that of the registered holder of the shares of Series B Preferred Stock, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (f)    The Corporation will at no time close its transfer books against the transfer of any shares of Series B Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Preferred Stock in any manner which interferes with the timely conversion of such shares of Series B Preferred Stock.

        SECTION 7. Redemption.

          (a)   The Corporation may, at its option, at any time after the third anniversary of the Initial Issuance Date, redeem all, but not less than all, of the outstanding shares of Series B Preferred Stock at a cash redemption price per share equal to the then-effective Liquidation Preference of such share, plus all accrued but unpaid dividends in respect of such share.

          (b)   On or prior to the third anniversary of the Initial Issuance Date, the Corporation may, at its option, redeem all, but not less than all, of the outstanding shares of Series B Preferred Stock at a cash redemption price per share equal to the then-effective Liquidation Preference of such share, plus all accrued but unpaid dividends in respect of such share, provided that (i) for a period of at least 30 consecutive Trading Days after the Initial Issuance Date and up to and including the Trading Day immediately preceding the date of the Redemption Notice (as defined in paragraph (d) below), the Closing Price of the Common Stock has been at least 150% of the applicable Conversion Price of the outstanding shares of Series B Preferred Stock in effect on each Trading Day during such 30 Trading Day period and (ii) if, pursuant to Section 7.01 of the Stock Purchase Agreement dated March 23, 2004, between the Corporation and the Purchaser (the "Purchase Agreement"), a Resale Registration Statement (as defined in the Purchase Agreement) is required to be effective under the Securities Act of 1933, as amended (the "Securities Act"), on the date of such Redemption Notice, such Resale Registration Statement shall be effective under the Securities Act on the date of such Redemption Notice and shall remain effective under the Securities Act at all times between the date of such Redemption Notice and the Redemption Date (as defined in paragraph (d) below); and provided, further, that a Redemption Notice with respect to redemption under this paragraph (b) shall not be delivered prior to June 1, 2004.

          (c)   If the shares of Series B Preferred Stock are called for redemption, holders of such shares shall continue to be entitled to the conversion rights set forth in Section 6 hereof until the expiration of such conversion rights. Such conversion rights shall expire at the close of business on the Trading Day immediately preceding the Redemption Date, unless the Corporation defaults in making the payment due upon redemption.

          (d)   Notice of redemption of shares of Series B Preferred Stock (the "Redemption Notice") shall be mailed by overnight courier (with copy by facsimile if a facsimile number is known to the Corporation), postage prepaid, addressed to the holders of record of the shares at their respective last addresses (and, if known, facsimile numbers) appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 45 days before the date fixed for redemption (such date, the "Redemption Date"). Any Redemption Notice mailed as provided in this

  Section 7(d) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice. If, in the event of redemption pursuant to paragraph (b) above, a Resale Registration Statement is required to be effective under the Securities Act but shall at any time after the date of the Redemption Notice and prior to the Redemption Date cease to be effective under the Securities Act, such Redemption Notice shall be void and of no further effect.

          (e)   The Redemption Notice will state:

            (i)    the Redemption Date;

            (ii)   if applicable, that the Closing Price of the Common Stock has been at least 150% of the applicable Conversion Price of the outstanding shares of Series B Preferred Stock for a period of at least 30 consecutive Trading Days after the Initial Issuance Date and up to and including the Trading Day immediately preceding the date of the Redemption Notice, and, if applicable, that the Resale Registration Statement is effective under the Securities Act;

            (iii)  the then-effective Liquidation Preference and the redemption price;

            (iv)  the then-current Conversion Price and the date on which the right to convert the shares of Series B Preferred Stock will expire;

            (v)   that on the Redemption Date the redemption price will become due and payable with respect to each share of Series B Preferred Stock to be redeemed and that dividends thereon will cease to accrue on and after such date, unless the Corporation defaults in making such redemption payment; and

            (vi)  the place or places where such shares of Series B Preferred Stock are to be surrendered for payment of the redemption price.

          (f)    No later than one Trading Day prior to the Redemption Date, the Corporation will deposit with the Registrar or with a paying agent (or, if the Corporation is acting as its own paying agent, segregate and hold in trust) money sufficient to pay the redemption price of all the shares of Series B Preferred Stock. If any share of Series B Preferred Stock called for redemption is thereafter converted, any consideration deposited with the Registrar or with any paying agent or so segregated and held in trust for the redemption of such share of Series B Preferred Stock shall be paid or delivered to the Corporation upon request of the Corporation or, if then held by the Corporation, shall be discharged from such trust. The Registrar or paying agent will promptly return to the Corporation any money deposited with the Registrar or the paying agent by the Corporation in excess of the amounts necessary to pay the redemption price of all the shares of Series B Preferred Stock.

          (g)   If the Corporation complies with the provisions of the preceding paragraph, on and after the Redemption Date, dividends will cease to accrue on the Series B Preferred Stock called for redemption and all shares of Series B Preferred Stock called for redemption shall be deemed no longer outstanding. If any share of Series B Preferred Stock called for redemption is not so paid upon surrender for redemption because of the failure of the Corporation to comply with the preceding paragraph, the redemption price shall be payable in cash and, until paid, bear interest from the Redemption Date at the dividend rate payable on the shares.

        SECTION 8. Liquidation.

          (a)   The shares of Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to all shares of Common Stock and to each other class of capital stock or series of preferred stock of the Corporation the terms of which do not expressly provide that it ranks senior to or on a parity with the shares of Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the

  Corporation (such shares of Common Stock and preferred stock collectively referred to as "Junior Shares"); (ii) on a parity with each class of capital stock or series of preferred stock of the Corporation issued by the Corporation in compliance with Section 5, the terms of which expressly provide that such class or series will rank on a parity with the shares of Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Parity Shares"); and (iii) junior to each class of capital stock or series of preferred stock of the Corporation issued by the Corporation in compliance with Section 5, the terms of which expressly provide that such class or series will rank senior to the shares of Series B Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Corporation.

          (b)   In the event of a liquidation, dissolution or winding-up, whether voluntarily or involuntarily, of the Corporation (any such transaction, a "Liquidation"), no distribution shall be made to the holders of shares of Common Stock or any other Junior Shares of the Corporation (and no monies shall be set apart for such purpose) unless prior thereto the holders of shares of Series B Preferred Stock shall have received an amount equal to the then-effective Liquidation Preference for each share of Series B Preferred Stock, plus accrued but unpaid dividends in respect of such shares; provided that if the amount holders would have received if all such shares of Series B Preferred Stock had been converted immediately prior to the Liquidation into Common Stock of the Corporation is greater than the Liquidation Preference of such shares, holders of shares of Series B Preferred Stock shall receive such greater amount in such Liquidation.

          (c)   If, upon any Liquidation, the assets of the Corporation shall be insufficient to permit the payment in full of the Liquidation Preference for each share of Series B Preferred Stock then outstanding and the liquidation preference payable to holders of any Parity Shares then outstanding, then the assets of the Corporation remaining shall be ratably distributed among the holders of shares of Series B Preferred Stock and the holders of such Parity Shares in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full.

          (d)   Written notice of any Liquidation, stating the payment due, and the date or dates when and the place or places where amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date specified therein, to the holders of shares of Series B Preferred Stock at their respective addresses as shall appear on the records of the Corporation.

        SECTION 9. Anti-Dilution Adjustments. The Conversion Price shall be adjusted from time to time as follows:

          (a)   In case the Corporation shall pay or make a dividend or other distribution on its Common Stock exclusively in shares of Common Stock, the Conversion Price in effect at the opening of business on the day next following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day next following the date fixed for such determination. For the purposes of this paragraph (a), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. Except as contemplated by the Rights Agreement, the Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

          (b)   If at any time the Corporation shall (except as hereinafter provided) issue or sell any shares of Common Stock in exchange for consideration in an amount per share of Common Stock less than the Conversion Price in effect immediately prior to such issuance or sale of shares of Common Stock, then the Conversion Price in effect immediately prior to such issuance or sale of such shares of Common Stock (the "Adjustment Event") shall be adjusted to equal the price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such Adjustment Event plus (2) the number of shares of Common Stock which the aggregate amount of consideration, if any, received by the Corporation for the total number of shares of Common Stock issued in such Adjustment Event would purchase at the greater of (I) the current market price per share (determined as provided in Section 9(i)) of the Common Stock in effect immediately prior to such Adjustment Event, and (II) the Conversion Price in effect immediately prior to such Adjustment Event, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Adjustment Event; provided, however, that such adjustment shall be made only if the Conversion Price determined from such adjustment shall be less than the Conversion Price in effect immediately prior to the issuance of such shares of Common Stock. The provisions of this Section 9(b) shall not apply to any issuance of shares of Common Stock for which an adjustment is provided under Section 9(a), 9(c) or 9(d) or which are dividends received by the holders of the shares of Series B Preferred Stock pursuant to Section 4(c) hereof.

          (c)   If at any time the Corporation shall in any manner (whether directly or by assumption in a merger in which the Corporation is the surviving corporation) issue or sell any warrants or other rights to subscribe for or purchase any shares of Common Stock or any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the consideration received for such warrants or other rights (determined by reference to Section 9(e)) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the Conversion Price shall be adjusted as provided in Section 9(b), except that "Adjustment Event" shall mean such issuance or sale and the denominator shall include the shares of Common Stock that would be issued upon exercise of such warrants and rights and conversion of any Convertible Securities. No further adjustments of the Conversion Price shall be made upon the actual issue or sale of such shares of Common Stock or of such Convertible Securities upon exercise of such warrants or other rights or upon the actual issue of shares of Common Stock upon the conversion or exchange of such Convertible Securities.

          (d)   If at any time the Corporation shall in any manner (whether directly or by assumption in a merger in which the Corporation is the surviving corporation) issue or sell any Convertible Securities, whether or not the rights to convert thereunder are immediately exercisable, and the consideration received for such Convertible Securities (determined by reference to Section 9(e)) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the Conversion Price shall be adjusted as provided in Section 9(b), except that "Adjustment Event" shall mean such issuance or sale and the denominator shall include the shares of Common Stock that would be issued upon conversion of such Convertible Securities. No adjustment of the Conversion Price shall be made under this Section 9(d) upon the issuance of any Convertible Securities that are issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights pursuant to Section 9(c). No further adjustments of the Conversion Price shall be made upon the actual issue of shares of Common Stock upon conversion of such Convertible Securities.

          (e)   To the extent that any shares of Common Stock or any Convertible Securities or any warrants or other rights to subscribe for or purchase any shares of Common Stock or any Convertible Securities shall be issued for cash consideration, the consideration received by the Corporation therefor shall be the amount of the cash received by the Corporation therefor, or, if such shares of Common Stock or Convertible Securities are offered by the Corporation for subscription, the subscription price, or, if such shares of Common Stock or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price (in any such case subtracting any amounts paid or receivable for accrued interest or accrued dividends). To the extent that such issuance shall be for consideration other than cash, then except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined in good faith by the Board of Directors. In case any shares of Common Stock or any Convertible Securities or any warrants or other rights to subscribe for or purchase such shares of Common Stock or Convertible Securities shall be issued in connection with any merger in which the Corporation issues any securities, the amount of consideration therefor shall be deemed to be the fair market value, as determined in good faith by the Board of Directors, of such portion of the assets and business of the nonsurviving corporation as the Board of Directors in good faith shall determine to be attributable to such shares of Common Stock, Convertible Securities, warrants or other rights, as the case may be. The consideration for warrants or other rights to subscribe for or purchase any shares of Common Stock or any Convertible Securities shall be the consideration received by the Corporation for issuing such warrants or other rights plus the additional consideration payable (or deemed paid) to the Corporation upon exercise of such warrants or other rights plus, in the case of Convertible Securities, the additional consideration, if any, payable (or deemed paid) to the Corporation upon the exercise of the right of conversion or exchange of such Convertible Securities. The consideration for any Convertible Securities shall be the consideration received by the Corporation for issuing warrants or other rights to subscribe for or purchase such Convertible Securities, plus the consideration paid or payable to the Corporation in respect of the subscription for or purchase of such Convertible Securities, plus the additional consideration, if any, payable (or deemed paid) to the Corporation upon the exercise of the right of conversion or exchange of such Convertible Securities. In case of the issuance at any time of any shares of Common Stock or Convertible Securities in payment or satisfaction of any dividends or interest upon any class of stock other than Common Stock or Convertible Securities, the Corporation shall be deemed to have received for such shares of Common Stock or Convertible Securities a consideration equal to the amount of such dividend so paid or satisfied.

          (f)    If, at any time after any adjustment of the Conversion Price shall have been made pursuant to Section 9(c) or Section 9(d) as a result of any issuance of warrants, rights or Convertible Securities, (i) such warrants or rights, or the right of conversion or exchange in such other Convertible Securities, shall expire, and all or a portion of such warrants or rights, or the right of conversion or exchange with respect to all or a portion of such other Convertible Securities, as the case may be, shall not have been exercised, or (ii) the consideration per share for which shares of Common Stock are issuable pursuant to such warrants or rights, or the terms of such other Convertible Securities, shall be increased solely by virtue of provisions therein contained for an automatic increase in such consideration per share upon the occurrence of a specified date or event, then such previous adjustment pursuant to Section 9(c) or Section 9(d) shall be rescinded and annulled and the shares of Common Stock which were deemed to have been issued by virtue of the computation made in connection with the adjustments so rescinded and annulled shall no longer be deemed to have been issued by virtue of such computation. Thereupon, a recomputation shall be made of the effect of such warrants or rights or other Convertible Securities on the basis of (x) treating the number of shares of Common Stock or other property, if any, theretofore actually issued or issuable pursuant to the previous exercise of any such warrants or rights or any such right of conversion or exchange, as having been issued on the date or dates of any such exercise and for the consideration actually received and receivable therefor, and (y) treating any such warrants or rights or any such other Convertible Securities which then remain outstanding as having been granted or issued immediately after the time of such increase of the consideration per share for which shares of stock or other property are issuable under such warrants or rights or other Convertible Securities; whereupon a new adjustment of the Conversion Price shall be made, which new adjustment shall supersede the previous adjustment so rescinded and annulled.

          (g)   Notwithstanding Sections 9(a), 9(b), 9(c) and 9(d) above, no adjustment to the Conversion Price shall be made under this Section 9 as a result of issuances of (i) shares of Common Stock issued upon conversion of the Series B Preferred Stock, (ii) shares of Common Stock issued as a dividend or distribution on the Series B Preferred Stock, (iii) shares of Common Stock or options issued to employees, consultants, officers or directors in accordance with plans approved by the Board of Directors or (iv) shares of Common Stock, options or warrants issued in connection with acquisitions, equipment leases, bank financings or partner/channel agreements approved by the Board of Directors.

          (h)   In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

          (i)    For the purpose of any computation under this paragraph and Section 9, the "current market price per share" of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices for the ten consecutive Trading Days ending on the date preceding the date in question; provided, however, that (i) if the "ex" date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to paragraph (a), (b), (c), (d) or (h) above ("Other Event") occurs on or after the tenth Trading Day prior to the date in question and prior to the "ex" date for the issuance or distribution requiring such computation (the "Current Event"), the Closing Price for each Trading Day prior to the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such Other Event, (ii) if the "ex" date for any Other Event occurs after the "ex" date for the Current Event and on or prior to the date in question, the Closing Price for each Trading Day on and after the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such Other Event, (iii) if the "ex" date for any Other Event occurs on the "ex" date for the Current Event, one of those events shall be deemed for purposes of clauses (i) and (ii) of this proviso to have an "ex" date occurring prior to the "ex" date for the other event, and (iv) if the "ex" date for the Current Event is on or prior to the date in question, after taking into account any adjustment required pursuant to clause (ii) of this proviso, the Closing Price for each Trading Day on or after such "ex" date shall be adjusted by adding thereto the amount of any cash and the fair market value on the date in question of the portion of the rights, warrants, options, evidences of indebtedness, shares of capital stock, securities, cash or property being distributed applicable to one share of Common Stock. For purposes of this paragraph, the term "ex" date, (i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution, and (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective.

          (j)    If the Corporation shall at any time (i) reorganize or reclassify the outstanding shares of Common Stock (other than a change in par value, or from no par value to par value, or from par value to no par value, or as a result of a subdivision or combination) or (ii) enter into any consolidation, merger, share exchange or other business combination or similar transaction with another corporation (where the Corporation is not the continuing corporation after such consolidation, merger, share exchange or other business combination or similar transaction) (any such transaction in clause (i) or (ii) above, a "Transaction"), the Series B Preferred Stock shall remain outstanding and shall automatically become convertible into the same kind and number of shares of stock and other securities, cash or other property (and upon the same terms and with the same rights) as would have been receivable by a holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such Transaction. The Conversion Price upon such conversion shall be the Conversion Price that would otherwise be in effect pursuant to the terms hereof. Notwithstanding anything herein to the contrary, the Corporation will not effect any Transaction unless prior to the consummation thereof, the corporation which may be required to deliver any stock, cash, securities or other property upon the conversion of the Series B Preferred Stock shall agree by an instrument in writing to deliver such stock, cash, securities or other property to the holders of the Series B Preferred Stock. A sale, transfer or lease of all or substantially all of the assets of the Corporation to another person shall be deemed a Transaction for the foregoing purposes. Notwithstanding the foregoing, if the effect of any Transaction is such that the Corporation shall become a subsidiary of another corporation, the Corporation may, at its option and in connection with such Transaction, provide for the issuance of shares of a series of preferred stock of the parent corporation resulting from such Transaction to holders of shares of Series B Preferred Stock in exchange for shares of Series B Preferred Stock held by such holders, which shares of parent corporation preferred stock shall be convertible into the stock, cash, securities or other property as provided in this paragraph (j) and the other terms of which shall be identical in all material respects to the terms of the Series B Preferred Stock set forth herein; provided that the rights, preferences, privileges and voting rights of holders of shares of Series B Preferred Stock are not adversely affected in any material respect as a result of such issuance, as reasonably determined by (A) the Purchaser, if the Purchaser is a holder of shares of Series B Preferred Stock at the time of such Transaction or (B) the Corporation, if the Purchaser is not a holder of shares of Series B Preferred Stock at the time of such Transaction.

          (k)   In the event that the Corporation distributes rights or warrants pro rata to holders of Common Stock (other than those referred to in Section 4(c) or Section 9(c)), so long as any such rights or warrants have not expired or been redeemed by the Corporation, the Corporation shall make proper provision so that the holder of a share of Series B Preferred Stock surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of Common Stock to which such holder is entitled upon conversion pursuant to Section 6 hereof, a number of rights and warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Distribution Date"), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of shares of Common Stock to which such holder is entitled upon conversion pursuant to Section 6 hereof is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the rights or warrants, and (ii) if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of and applicable to the rights or warrants.

          (l)    Upon each adjustment of the Conversion Price, and in the event of any change in the rights of a holder of shares of Series B Preferred Stock by reason of other events herein set forth, then and in each such case, the Corporation will promptly provide a certificate of a duly authorized officer of the Corporation, stating the adjusted Conversion Price, or specifying the other shares of the Common Stock, securities or assets and the amount thereof receivable as a result of such change in rights, and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Corporation will promptly mail a copy of such certificate to the holders of Series B Preferred Stock. If the holders of two-thirds of the shares of Series B Preferred Stock disagree with such calculation, the Corporation agrees to obtain within 30 Trading Days an opinion of a firm of independent certified public accountants selected by the Corporation's Board of Directors to review such calculation and the opinion of such firm of independent certified public accountants shall be final and binding on the parties and shall be conclusive evidence of the correctness of the computation with respect to any such adjustment of the Conversion Price. The fees of such accounting firm shall be borne by the Corporation.

          (m)  In case at any time or from time to time conditions arise by reason of action taken by the Corporation, which in the good faith opinion of its Board of Directors are not adequately covered by the provisions of this Section 9, and which might materially and adversely affect the conversion rights of the holders of the shares of Series B Preferred Stock, the Board of Directors of the Corporation shall appoint a firm of independent certified public accountants, which shall give their opinion upon the adjustment, if any, on a basis consistent with the standards established in the other provisions of this Section 9, necessary with respect to the Conversion Price, so as to preserve, without dilution (other than as specifically contemplated by the Certificate of Incorporation), the conversion rights of the holders of the shares of Series B Preferred Stock. Upon receipt of such opinion, the Board of Directors of the Corporation shall forthwith make the adjustments described therein.

        SECTION 10. Change of Control.

          (a)   A "Change of Control" means the occurrence of any of the following:

            (i)    any Person, together with such Person's subsidiaries, other than the Corporation or any Person in which the Corporation owns at least 80% of the voting power and equity interest, (A) becomes the owner of any material portion of the Linux Distribution Assets, as determined in good faith by the Purchaser, or (B) becomes the owner of 20% or more of the voting power, equity interest or economic interest in any Person owning, directly or indirectly, any material portion of the Linux Distribution Assets, as determined in good faith by the Purchaser; or

            (ii)   a majority of the members of the Board of Directors of the Company not consisting of Continuing Directors.

          (b)   If a Change of Control occurs, each holder of Series B Preferred Stock shall have the right but not the obligation to require the Corporation to repurchase all or any portion of such holder's shares of Series B Preferred Stock pursuant to the offer described below (the "Change of Control Offer"). In the Change of Control Offer, the Corporation shall offer a payment in cash equal to the then-effective Liquidation Preference for all outstanding shares of Series B Preferred Stock plus accrued but unpaid dividends in respect of such shares (the "Change of Control

  Payment"). Within 30 days following any Change of Control, the Corporation shall mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the shares of Series B Preferred Stock on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date") pursuant to the procedures required by this Certificate of Designation and described in such notice.

          (c)   On the Change of Control Payment Date, the Corporation shall, to the extent lawful:

            (i)    accept for payment all shares of Series B Preferred Stock or portions thereof properly tendered pursuant to the Change of Control Offer; and

            (ii)   deposit with the Registrar or with a paying agent (or if the Corporation is acting as its own paying agent, segregate and hold in trust) an amount equal to the Change of Control Payment in respect of all shares of Series B Preferred Stock or portions thereof so tendered.

          (d)   The Corporation shall promptly mail to each holder of shares of Series B Preferred Stock so tendered the Change of Control Payment for such shares of Series B Preferred Stock, and shall promptly mail to each holder of shares of Series B Preferred Stock a new certificate representing the unpurchased portion of the shares of Series B Preferred Stock surrendered, if any.

          (e)   The Change of Control provisions described above shall be applicable whether or not any other provisions of this Certificate of Designation are applicable. The Corporation shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Change of Control Offer. To the extent that the provisions of any such securities laws or securities regulations conflict with this Section, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

          (f)    The Corporation shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Certificate of Designation applicable to a Change of Control Offer made by the Corporation and purchases all shares of Series B Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

        SECTION 11. Other Rights. The shares of Series B Preferred Stock shall not have any powers, privileges, preferences or rights, or qualifications, limitations or restrictions, other than as set forth herein, in the Certificate of Incorporation or under applicable law.

        SECTION 12. Legend. The certificates representing shares of Series B Preferred Stock shall bear a legend to the following effect, unless the Corporation determines otherwise in compliance with applicable law:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. SUCH SHARES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OTHER THAN PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS."

        SECTION 13. Fractional Shares. No fractional shares of Series B Preferred Stock shall be issued.

        SECTION 14. Headings. The headings of the sections hereof are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

        SECTION 15. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

        SECTION 16. Mutilated or Missing Stock Certificates. If any of the Series B Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series B Preferred Stock certificate or in lieu of and substitution for the Series B Preferred Stock certificate lost, stolen or destroyed, a new Series B Preferred Stock certificate representing an equivalent amount of shares of Series B Preferred Stock, but only upon receipt of evidence (by way of affidavit) of such loss, theft or destruction of such Series B Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation.

        SECTION 17. Notice. All notices, requests and other communications to the holders (except for any notices of stockholder meetings of the holders of Common Stock) shall be in writing (including facsimile transmission) and shall be given at the address of such holder as shown on the books of the Corporation. The holders may waive any notice required hereunder by a writing signed before or after the time required for notice or the action in question.

        SECTION 18. Definitions. For purposes of this Certificate of Designation, the following terms shall have the meaning set forth below:

          (a)   "Closing Price" with respect to the Common Stock on any day means the closing price on such day or, if no such sale takes place on such day, the average of the reported high and low prices on such day, in each case on the Nasdaq National Market or, if the Common Stock is not admitted to trading on the Nasdaq National Market, on the principal national securities exchange or quotation system in the United States on which the Common Stock is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system in the United States, the average of the high and low prices of the Common Stock on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated or a similar generally accepted reporting service in the United States, or, if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose, or, if all of the foregoing is unavailable, a price determined in good faith by the Board of Directors.

          (b)   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who (1) was a member of such Board of Directors on the Initial Issuance Date; or (2) was nominated for election by the Corporate Governance Committee of the Board of Directors or elected to such Board of Directors with the approval of at least two-thirds of the Continuing Directors who were members of such Board at the time of such election.

          (c)   "Convertible Securities" means evidences of indebtedness, shares of preferred stock or other securities which are convertible into or exchangeable, with or without payment of additional consideration in cash or property, for shares of Common Stock, either immediately or upon the occurrence of a specified date or specified event, other than the Series B Preferred Stock.

          (d)   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated hereunder.

          (e)   "Linux Distribution Assets" means any and all assets owned by SuSE Linux AG ("SuSE Linux") (as it existed on the date the Corporation acquired SuSE Linux) and all subsidiaries of SuSE Linux (as they existed on the date the Corporation acquired SuSE Linux) and any and all other assets owned by the Corporation or any subsidiary thereof, or developed or acquired by the

  Corporation or any subsidiary thereof, after the date the Corporation acquired SuSE Linux, in each case that relate in any respect to the Linux Distribution Business.

          (f)    "Linux Distribution Business" means the development, marketing and support activities carried on by the Corporation and its subsidiaries related to the Corporation's and its subsidiaries' commercial distribution of the Linux operating system.

          (g)   "Person" means any individual, partnership, corporation, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

          (h)   "Purchaser" means International Business Machines Corporation, a New York corporation.

          (i)    "Rights Agreement" means the Preferred Shares Rights Agreement, dated as of December 7, 1988, as amended and restated effective September 20, 1999, by and between the Corporation and ChaseMellon Shareholder Services, L.L.C.

          (j)    "Trading Day" means any day other than a Saturday, Sunday or other day on which the Nasdaq National Market or the New York Stock Exchange are authorized to close.

          (k)   "subsidiary" of any Person means another Person, (i) of which 50% or more of any class of capital stock, voting securities, other voting ownership or voting partnership interests (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner.

        RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of this Corporation be, and they hereby are, authorized and directed to prepare and file (or cause to be prepared and filed) a Certificate of Designation in accordance with the foregoing resolution and the provisions of the DGCL and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution."

        IN WITNESS WHEREOF, Novell, Inc. has caused this certificate to be signed by Jack L. Messman, its President and Chief Executive Officer, this 24th day of March, 2004.

NOVELL, INC.,
By	/s/ JACK L. MESSMAN
	Name:	Jack L. Messman
	Title:	President and Chief Executive Officer

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RESTATED CERTIFICATE OF INCORPORATION OF NOVELL, INC.